UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2016

DEMANDWARE, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-35450	20-0982939
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Wall Street Burlington, MA		01803
(Address of Principal Executive Offices)		(Zip Code)

Company’s telephone number, including area code: (888) 553-9216

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 6, 2016, Demandware, Inc. (the “Company”) entered into a First Amendment to Lease (the “Lease Amendment”) of its Lease Agreement, dated May 28, 2010, with Piedmont 5 Wall Street Burlington, LLC (as successor in interest to Burlington Office Park V Limited Partnership, the “Landlord”) for the lease of 31,546 rentable square feet (the “Existing Premises”) at 5 Wall Street, Burlington, Massachusetts (the “Lease”).

Pursuant to the Lease Amendment:

•	Effective as of January 1, 2017 (the “First Expansion Commencement Date”), the Company will lease an additional 22,726 rentable square feet, of which the Company currently subleases 9,650 of such square feet, such that the total leased premises pursuant to the Lease will equal 54,272 rentable square feet (the “First Expansion Premises”);

•	Effective as of November 1, 2019 (the “Second Expansion Commencement Date”), the Company will lease an additional 75,495 rentable square feet, of which the Company currently subleases all such square feet, such that the total leased premises pursuant to the Lease will equal 129,767 rentable square feet; and

•	Effective as of July 1, 2021 (the “Third Expansion Commencement Date”), the Company will lease an additional 51,913 rentable square feet, such that the total leased premises pursuant to the Lease will equal 181,680 rentable square feet.

In the event the Landlord does not deliver the applicable expansion premises to the Company on or before the dates set forth above, the Company will be entitled to certain remedies per the Lease Amendment. The term of the Lease, as amended by the Lease Amendment, expires July 31, 2029, subject to the Company’s right to extend the Lease for one additional ten year period. The Company has the right to terminate the Lease on July 31, 2026 provided the Company delivers to the Landlord (i) a written notice of its intention to terminate no later than January 31, 2025 and (ii) a payment equal to one year of monthly fixed rent for the premises leased as of July 31, 2026 at the rate of $41.19 per rentable square foot as adjusted if the Company exercises any rights to convert the lobby into leasable space per the Lease Amendment.

In addition to operating costs and real estate taxes, beginning on (i) the First Expansion Commencement Date, the annual base rent for the First Expansion Premises will equal $772,684, and the annual base rent for the Existing Premises will equal $929,029.70; (ii) August 1, 2017, the annual base rent for the total leased premises will equal $1,885,952.04; (iii) the Second Expansion Commencement Date, annual base rent for the total leased premises will equal $4,704,053.75; and (iv) the Third Expansion Commencement Date, annual base rent for the total leased premises will equal $6,858,420.00, in each case payable in equal monthly installments. Each year thereafter, the rent is scheduled to increase such that the annual base rent for the total leased premised will equal $7,948,500.00 for the year prior to expiration.

Under the Lease Amendment, the Landlord has agreed to reimburse the Company for expenses related to alterations to the leased premises, subject to certain conditions, as follows: $909,040.00, available after October 1, 2016; $630,920.00, available after March 1, 2017; $1,509,900.00, available after November 1, 2019; and $248,878.00, available after July 1, 2021.

The Company has an existing Letter of Credit in favor of the Landlord in the amount of $247,000, and an additional Letter of Credit in favor of the Landlord in the initial amount of $862,500, subject to increase per the Lease Amendment. In addition, the Company has certain rights related to parking, the cafeteria, the fitness center, cleaning and the generator per the Lease Amendment. From and after the Third Expansion Commencement Date, the Company will have the right to convert the building’s lobby, which contains approximately 2,033 rentable square feet, into usable office space, and the square footage of such space would be added to the leased premises and the Company would pay fixed rent and all additional rent thereon at the same rates and on the same terms as is payable for the leased premises.

Beginning on January 1, 2017, and continuing until June 30, 2019, the Company will have a first right of offer to lease available space in the buildings located at 5 and 15 Wayside Road, Burlington, Massachusetts subordinate to the rights of the tenants of such space.

The foregoing description of the Lease Amendment is qualified in its entirety by reference to the full text of the Lease Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	First Amendment to Lease, dated June 6, 2016, between Piedmont 5 Wall Street Burlington, LLC and Demandware, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEMANDWARE, INC.

Date: June 9, 2016	By:	/s/ Timothy M. Adams
Timothy M. Adams Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

10.1	First Amendment to Lease, dated June 6, 2016, between Piedmont 5 Wall Street Burlington, LLC and Demandware, Inc.